Exhibit (r)(2)

iCapital

CODE OF ETHICS

ICAPITAL ADVISORS, LLC

ICAPITAL REGISTERED FUND ADVISER, LLC

ALAIA CAPITAL LLC

ICAPITAL FUND ADVISORS LLC

IDIRECT PRIVATE CREDIT ADVISORS LLC

COMPLIANCE MANUAL AND WRITTEN SUPERVISORY PROCEDURES

ICAPITAL MARKETS LLC

September 16, 2026

This manual is the exclusive property of iCapital Advisors, LLC, iCapital Registered Fund Advisor, LLC, Alaia Capital LLC, iCapital Fund Advisors LLC, iDirect Private Credit Advisors LLC, and iCapital Markets LLC, each of which is an affiliate of iCapital, Inc. The contents of this manual are confidential and may not be disclosed to any third-party without the express written consent of one of these entities.

TABLE OF CONTENTS

1.	INTRODUCTION AND SCOPE	5
2.	OVERSIGHT OF THE CODE OF ETHICS	6
2.1.	Acknowledgement of the Code	6
2.2.	Reporting Violations	6
2.3.	Sanctions for Failure to Comply with the Code of Ethics	6
2.4.	CCO’s Preclearance Requests	7
3.	WHISTLEBLOWERS AND NON-RETALIATION	7
4.	CONFIDENTIALITY/PRIVACY	7
4.1.	General Statement of Policy – Confidentiality	7
4.2.	Sharing of Information Within the Firm	8
4.3.	Sharing of Information Outside the Firm	8
4.4.	Reasonable Safeguards	8
4.5.	Reporting of Possible Confidentiality Breach	9
5.	GIFTS AND ENTERTAINMENT POLICY	9
5.1.	Introduction	9
5.2.	Gifts and Entertainment Policy	10
5.2.1.	Scope	10
5.2.2.	Gifts	11
5.2.2.1.	Gift Limits	11
5.2.2.2.	Gifts Requiring Pre-Approval	12
5.2.2.3.	Reporting of Gifts	12
5.2.3.	Entertainment	12
5.2.3.1.	Entertainment Requiring Pre-Approval	13
5.2.3.2.	Reporting of Entertainment	13
5.2.4.	Reporting Standards	13
5.2.5.	Compliance Oversight	14
5.2.6.	Non-Cash Compensation	14
5.2.7.	Conferences and Events	14
5.2.8.	Labor Unions	15
5.2.9.	ERISA Fiduciaries	15
5.2.10.	Charitable Gifts	15
5.3.	Anti-Bribery Principles and Supervision	17
5.3.1.	Firm’s Anti-Bribery Policy	18

5.3.2.	Foreign Corrupt Practices Act	18
5.3.3.	FCPA Red Flags	18
5.3.4.	Preclearance Requirement	18
6.	OUTSIDE BUSINESS ACTIVITIES	18
6.1.	Outside Business Activity Definition	19
6.2.	Outside Business Activities Requiring Pre-Approval	19
6.3.	Evaluating an Outside Business Activity Request	19
6.4.	Standard Conditions for Approved Outside Business Activities	20
6.3.1	Confidential, Proprietary and Sensitive Information	20
6.3.2	Working in a Personal Capacity	21
6.3.3	Use of the Firm’s Name	21
6.3.4	Use of Firm Resources	21
6.5.	Changes in Role, Responsibilities or Compensation	21
7.	POLITICAL CONTRIBUTIONS AND PAY TO PLAY	21
7.1.	Introduction to Pay to Play	21
7.2.	Pay to Play Policy Statement	22
7.3.	Restrictions on Political Contributions	22
7.4.	Restrictions on Political Solicitations	23
7.5.	Non-Cash Contributions	23
7.6.	Political Contributions Requiring Pre-Approval	23
8.	SUPERVISED PERSON INVESTMENT POLICY	24
8.1.	General Policy	24
8.2.	Selected Definitions for Supervised Person Investment Policy	24
8.3.	Covered Accounts	26
8.3.1.	Reporting of Covered Accounts	26
8.3.2.	Exemption for Managed Accounts	27
8.3.3.	Exemption for Non-Reportable Security Accounts	27
8.3.4.	Exemption from Reporting on Automatic Investment Plans	27
8.3.5.	Other Specific Account Exemptions	27
8.3.6.	General Oversight of Exempted Accounts	27
8.4.	Reporting of Supervised Person Holdings and Transactions	28
8.4.1.	Initial Holdings Report	28
8.4.2.	Annual Holdings Report	28
8.4.3.	Quarterly Transaction Report	28
8.4.4.	Brokerage Statements in lieu of Report	28
8.4.5.	Special Exemptions from Reporting	29

8.5.	Preclearance of Certain Investments	29
8.5.1.	Preclearance of Publicly-Traded Securities	29
8.5.2.	Preclearance of Private Investments	30
8.5.3.	Preclearance Procedures	30
8.5.4.	Evaluating an Preclearance Request	30
8.6.	Trading Restrictions	31
8.6.1	The Restricted Trading List	31
8.6.2	Sharing in Customer Accounts	32
8.6.3	Prediction Markets	32
8.6.4	Other Trading Restrictions	32
8.7.	Review and Retention of Reports	33
8.8	Escalation of Violations and Sanctions	33
8.9	Written Reports Pursuant to FINRA 3110(d)	33
8.10	Confidentiality	34
9.	INSIDER TRADING	34
9.1.	Introduction	34
9.2.	Penalties for Insider Trading	35
9.3.	Definitions	35
9.3.1.	Material Information	35
9.3.2.	Nonpublic Information	35
9.3.3.	Insider and Temporary Insider	35
9.3.4.	Tipper / Tippee Liability	35
9.4.	Breach of Duty	36
9.5.	Firm’s Insider Trading Policy	36
9.6.	Insider Trading Policy Restrictions	36
9.7.	Procedures Designed to Detect and Prevent Insider Trading	36
9.8.	Compliance Responsibilities	37
10.	ANNUAL REVIEW BY BOARD OF REGISTERED FUND CLIENTS	37
11.	RECORDKEEPING REQUIREMENTS	37

1.	INTRODUCTION AND SCOPE

The Code of Ethics Rules1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”), require investment advisers registered with the Securities and Exchange Commission (“SEC”) (each a registered investment advisor, or “RIA”) to adopt a written code of ethics. In addition, FINRA Rule 3110 requires each broker dealer (“BD”) member to establish and maintain a system to supervise the activities of each associated person that is reasonably designed to achieve compliance with applicable securities laws and regulations, and with applicable Financial Industry Regulatory Authority, Inc. (“FINRA”) rules.

Certain iCapital entities have established this Code of Ethics (the “Code”), which sets forth the standards of conduct expected of their supervised persons2 (for the purposes of this policy, “Supervised Persons”), which includes all of the following: Access Persons3 of iCapital Advisors, LLC, iCapital Registered Fund Adviser LLC, iCapital Fund Advisors LLC, iDirect Private Credit Advisors LLC, and/or Alaia Capital LLC (each an “iCapital RIA” or “Firm RIA” and collectively, “iCapital RIAs” or “Firm RIAs”); and/or Associated Persons4 of iCapital Markets, LLC (each an “iCapital BD” or “Firm BD” and collectively, “iCapital BDs” or “Firm BDs”). Outcome Driven Strategies, LLC (“ODS”), a joint venture offered in partnership with Cornerstone Advisory, LLC, maintains a separate Code of Ethics, which sets forth corresponding standards of conduct for individuals who are ODS access persons and therefore is not encompassed under this Code. However, iCapital Access Persons who are also associated with ODS are subject to this Code as well, and must comply with the standards set forth in both this Code and ODS’s separate Code of Ethics.

The Code reflects the Firm RIAs’ and each Access Person’s fiduciary duty to Firm RIA Clients. The Code also addresses certain possible conflicts of interest and includes the Firm’s Supervised Person investment policy. The Code should be read in conjunction with the Firm’s Supervisory Procedures and Compliance Manual (the “Manual”).

The following standards of business conduct will govern the interpretation and administration of this Code:

(a)	The interests of the Firm’s Clients must be placed first at all times;

(b)	Supervised Persons should not take inappropriate advantage of their positions;

[1]	Rule 204A-1 of the Advisers Act and Rule 17j-1 of the 1940 Act.
[2]

Under Advisers Act Section 202(a)(25), a “supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

[3]

“Access Persons” includes any partner, officer, director (or other person occupying a similar status or performing similar functions) or supervised person of an iCapital RIA, or any other person who provides investment advice on behalf of a Firm RIA and is subject to a Firm RIA’s supervision and control, or who has access to non-public information about the purchase or sale of securities by a Firm RIA client, or who otherwise is an Access Person as defined in Rule 17j-1 under the 1940 Act (each an “Access Person” and collectively, “Access Persons”). For the avoidance of doubt, as a general matter, only U.S.-based employees of iCapital will be Access Persons, including all U.S.-based iCapital Supervised Persons. Any non-U.S. based employee of iCapital will be notified if they are considered Access Persons and therefore subject to the provisions of this Code.

[4]

“Associated Persons” of a broker dealer means any partner, officer, director, or branch manager of such broker or dealer (or any person occupying a similar status or performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with such broker or dealer, or any supervised person of such broker or dealer, except that any person associated with a broker or dealer whose functions are solely clerical or ministerial shall not be included in the meaning as defined in Section 3(a)(18) of the Securities Exchange Act of 1934 (the “Exchange Act” or “1934 Act”). As a general matter, all associated people of iCapital BD are based in the U.S. Any person conducting activities that would qualify them as an “associated person” of the iCapital BD will be notified separately of such designation and would be subject to the provisions of this Code.

(c)	Supervised Persons must comply with all applicable securities laws; and

(d)	Supervised Persons are prohibited from:

(i)	employing any device, scheme, or artifice to defraud a client or prospective client;

(ii)	engaging in any transaction, practice, or course of business that operates as a fraud or deceit upon a client or prospective client;

(iii)	making any untrue statement of a material fact to a client or omitting to state a material fact necessary to make a statement made not misleading; or

(iv)	engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative.

The Code is designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible situation. Consequently, Supervised Persons of the Firm are expected not only to abide by the letter of the Code, but also its spirit, by upholding the fundamental ideals of the Firm which include integrity, honesty and trust.

The Firm may modify any or all of the policies and procedures set forth in the Code. Should revisions be made, Supervised Persons will receive written notification from the Chief Compliance Officer (the “CCO”) or his/her designee.

The Code should be kept by each Supervised Person for future reference and its guidelines should be made an active part of the Supervised Person’s normal course of business. In the event that a Supervised Person has any questions regarding his or her responsibilities under the Code, he or she must contact the Regulatory & Compliance Department.

2.	OVERSIGHT OF THE CODE OF ETHICS

2.1.	Acknowledgement of the Code

Each Supervised Person must execute an “Supervised Person Acknowledgement of Receipt and Compliance Attestation” in iCapital’s compliance program upon hire and annually thereafter and upon any material change to the Code (such as changes in disclosure items, approval methods or approval timing), certifying that he or she has read and understands the Code’s contents.

2.2.	Reporting Violations

All Supervised Persons must promptly report any violations of the Code and federal securities laws to the Regulatory & Compliance Department.

2.3.	Sanctions for Failure to Comply with the Code of Ethics

If it is determined that a Supervised Person has committed a violation of the Code, the Firm may impose penalties, sanctions and/or take other action as deemed appropriate. These actions may include, among other things, disgorgement of profits, a letter of caution or warning, suspension or termination of employment, and/or notification to the SEC, FINRA, state insurance regulatory authorities, or other regulators of the violations, which could result in criminal or civil penalties.

2.4.	CCO’s Preclearance Requests

In all circumstances requiring preclearance under the Code, the General Counsel, Chief Financial Officer, or Global Head of Funds and International Compliance will provide preclearance to the CCO.

3.	WHISTLEBLOWERS AND NON-RETALIATION

The iCapital Whistleblower Policy is applicable to all Supervised Persons and iCapital Employees. Notwithstanding anything to the contrary in this Code or any agreement with the iCapital to which an Employee is a party, nothing in such documents prohibits an Employee from reporting possible violations of law or regulation directly with, or responding to any inquire from, any governmental agency or entity under any whistleblower protection provision of U.S. federal or state law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act 2002) or requires an employee to notify iCapital of any such report.

This policy offers protection from retaliation against Employees who make any complaint with respect to perceived violations, provided the complaint is made in good faith. “Good faith” means that the Employee has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive.

iCapital will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any employee in the terms or conditions of his employment with iCapital based upon such employee submitting in good faith any complaint hereunder. Any acts of retaliation against an Employee will be treated by iCapital as a serious violation of this policy and Code and could result in dismissal.

iCapital has developed an employee handbook, provided and attested to by each employee, that describes these policies in greater detail and are available upon request.

4.	CONFIDENTIALITY/PRIVACY

4.1.	General Statement of Policy – Confidentiality

All Supervised Persons have a duty to safeguard and treat as confidential all nonpublic information concerning the Firm, Clients of the Firm, or investors in any Clients of the Firm, and all transactions in which the Firm or its Clients are involved. This includes all information concerning a client’s financial circumstances and holdings, and advice or information furnished to a client. Moreover, Supervised Persons may only use Firm or client information within the scope of their employment and accordingly, may not appropriate such information for their own use or benefit or the use or benefit of any third party.

Confidential information also shall be construed to mean any information acquired from a third party pursuant to a non-disclosure (confidentiality) agreement (“NDA”) or confidentiality clauses contained in contractual arrangements with such third parties. Such NDAs or confidentiality clauses generally require the Firm to keep the other party’s confidential information in confidence using a reasonable degree of care, which shall be at least the same degree of care that the Firm uses to maintain its own confidential information of like importance, and to use the other party’s confidential information only to carry out its obligations and exercise its rights under the applicable agreement. Supervised Persons are encouraged and reminded to allow access to such third parties’ confidential information only to those of Supervised Persons having a need to know such information. Supervised Persons also should consult a member of the compliance team if any questions arise about the terms of any NDA or the confidentiality clause of any applicable contract.

4.2.	Sharing of Information Within the Firm

Supervised Persons should only share client or proprietary information within the Firm with individuals who have a legitimate business need for knowing the information. In addition, Supervised Persons should not share information in violation of any information walls implemented by the Firm as a means of isolating certain kinds of sensitive information within the Firm. Supervised Persons should bring to the attention of the Regulatory & Compliance Department any attempt by other Supervised Persons to solicit or obtain client or proprietary information for which they do not have a legitimate business need.

The Firm has implemented an “Information Barrier Policy,” wherein iCapital has set forth the standards for appropriately maintaining Information Barriers to ensure that iCapital, its Supervised Persons, and its agents comply with applicable law concerning the misuse of material non-public information (“MNPI”) and certain other securities and commodities laws.

Please refer to the Firm’s Information Barrier Policy for its components and requirements.

4.3.	Sharing of Information Outside the Firm

Supervised Persons should not discuss or share client or proprietary information with individuals outside the Firm, other than with parties that both have a legitimate need to know such information and have either provided a confidentially agreement that covers such information, which, in accordance with the Firm’s policies, has been reviewed and approved by the Firm’s legal or compliance team (or outside legal counsel, as appropriate) or are themselves under a separate duty to maintain the confidentiality of the information, such as, for example, the Firm’s outside counsel or accounting firm, or, as permitted by firm contracts, Supervised Persons of regulated entities such as prime brokers, clearing firms, issuers, or transfer agents. When any doubt exists as to the need for a confidentiality agreement, Supervised Persons should contact the Firm’s legal or compliance team or legal counsel if appropriate.

4.4.	Reasonable Safeguards

Supervised Persons should use special care to limit the possibility of inadvertent disclosure of client or proprietary information. Supervised Persons should:

(a)	keep their desk and work areas clear of all confidential information when they are not present;

(b)	lock (via the screen or similar locking mechanism) all desktop computers, laptops, smart phones, and other such devices when unattended;

(c)	dispose of confidential documents by shredding them or placing them in confidential document waste bins or otherwise complying with proper document destruction procedures;

(d)	keep sensitive information removed from the office out of public view;

(e)	limit discussions of such information within the Firm to individuals who have a legitimate business need for knowing the information;

(f)	consider whether the use of a code name in place of a client’s name may be advisable (or contractually required) and

(g)	consider whether the use of a code name in place of an issuer’s name may be advisable.

Supervised Persons should not:

(a)	leave confidential information in the open, including in a conference room, once a meeting is over;

(b)	discuss confidential information in places where it may be inadvertently overheard by unauthorized persons, such as in elevators, public transportation, restaurants or the like;

(c)

discuss confidential information while using a speaker-phone that is turned up loud enough to be overhead by visitors or unauthorized Supervised Persons Supervised Persons (e.g., Employees who are subject to an internal confidentiality screening procedure); or

(d)	discuss confidential information with individuals outside the Firm (including family members) except in accordance with the policy set forth above.

4.5.	Reporting of Possible Confidentiality Breach

Supervised Persons should promptly bring to the attention of the Regulatory & Compliance Department or legal counsel (if deemed appropriate) any suspicion that an unauthorized person has obtained confidential information.

5.	GIFTS AND ENTERTAINMENT POLICY

5.1.	Introduction

iCapital competes for business through the quality of the service, its expertise, and its products; not though providing its clients with gifts and entertainment opportunities. iCapital expects that Supervised Persons will use good business judgment when offering gifts and/or entertainment opportunities to existing or prospective clients or vendors of the Firm, or other third parties with whom the Firm has a business relationship. As gifts and entertainment are subject to both regulatory and internal Firm limitations, this policy is reasonably designed to ensure compliance with all applicable gifts and entertainment rules, to protect iCapital’s reputation and to reinforce the Firm’s professional and ethical standards. Key takeaways include:

•

Supervised Persons may not offer a gift, entertainment opportunity, or any other benefit to obtain business or gain an improper business advantage for the Firm. The mere offer of a gift or an entertainment opportunity can raise legal and regulatory issues for iCapital and its Supervised Persons, even if no benefits ultimately are provided;

•

Supervised Persons should consider iCapital’s reputation when offering or accepting business gifts and/or entertainment opportunities, including the choice of gift or entertainment venue, the expected recipients or attendees, and the associated costs;

•	Supervised Persons should neither offer nor accept unreasonably lavish or otherwise inappropriate business gifts or entertainment opportunities;

•	Supervised Persons must obtain compliance approval prior to offering or accepting certain types of business gifts and/or entertainment opportunities;

•	The Firm has established gift and entertainment limits that are adjusted from time to time. It is obligation of each Supervised Person to know and adhere to those limits; and

•

Supervised Persons have an obligation to report accurately, completely and in a timely manner the nature and total value of all business gifts and entertainment, even if part or all of the expense is paid with personal funds and no reimbursement for is sought.

Failure to abide by this policy and exercise good judgment in the provision of gifts and entertainment can have serious consequences for the Firm including, but not limited to, the violation of applicable anti-bribery laws and regulations. Such consequences range from civil and criminal liability to disqualification of the Firm from conducting business in a particular jurisdiction. Supervised Persons who violate this Gifts and Entertainment Policy may also be subject to internal and regulatory discipline, up to and including dismissal and other severe regulatory sanctions.

5.2.	Gifts and Entertainment Policy

The Firm’s “Gifts and Entertainment Policy” distinguishes between a “Gift” and “Entertainment.” Gifts are items (or services) of value that a Supervised Person provides to a third party (or a third party provides to a Supervised Person) where there is no business communication involved in the enjoyment of the gift. Entertainment, on the other hand, contemplates that the giver participates with the recipient in the enjoyment of the item. Entertainment is only appropriate when used to foster and promote business relationships for the Firm. Solicitation of Gifts and/or Entertainment is unprofessional and is strictly prohibited.

It is the responsibility of every Supervised Person who offers a gift or entertainment opportunity to avoid even the appearance of impropriety. Factors to consider include, but are not limited to, the nature and associated cost of the gift or entertainment opportunity (including the appropriateness of any related venue), the intended recipient or attendees, and the underlying purpose for which the gift or entertainment opportunity is being offered. The Firm reserves the right to disallow gifts and entertainment expenditures that are of an irregular or extravagant nature, as well as expenses which are not in the Firm’s interest or fail to comply with this policy. Even in instances where personal funds are used to pay for the gift or entertainment, Supervised Persons could still face internal, legal, and regulatory sanctions when providing a business entertainment opportunity that is (or appears to be) extravagant or inappropriate in nature.

5.2.1.	Scope

This policy applies to all Supervised Persons and covers the following:

•

All gifts and entertainment opportunities offered to any party with whom the Firm has a business relationship or prospective relationship, including gifts and entertainment provided by any third party on the Firm’s behalf (e.g. those provided by an agent);

•	Entertainment opportunities and gifts offered at Firm (or Firm-sponsored) events or conferences; and

•	Entertainment opportunities and gifts received by Supervised Persons, including at conferences and events sponsored by the Firm’s customers or other firms.

5.2.2.	Gifts

Gifts made on behalf of iCapital should always be offered openly and transparently, and must be moderate and appropriate for the occasion. Supervised Persons are not permitted to offer a business gift for the purpose of influencing or rewarding the business decisions a recipient, or person associated (directly or indirectly) with the recipient. In addition, Supervised Persons must adhere to the Firm’s anti-bribery principals, as discussed below.

5.2.2.1.	Gift Limits

The Firm is subject to certain rules and regulations that govern, among other things, the allowable value of business gifts that may be given in a calendar year, including the methods by which value is calculated. Specifically:

•

Business gifts from Supervised Persons to any natural person who is (or who works for) an existing or prospective iCapital client or vendor are limited to $300 per calendar year per recipient, subject to certain exceptions;[5]

•	In calculating the $300 annual limit, gifts should be valued at the higher of cost or market value of the gift, exclusive of tax and delivery charges[6];

•	Multiple gifts to the same natural person provided within the same calendar year must be aggregated in calculating the $300 annual limit, even if the gifts are made by different Supervised Persons;

•	If given to multiple recipients, a gift’s value should be prorated among recipients for the purposes of calculating the $300 annual limit as applicable to each recipient;

•

The Firm may permit a gift valued above $300 to a group as long as the gift is intended to be a group gift (i.e., not intended for an individual that is subsequently shared amongst a group), the per-person value of the gift does not exceed $300 (i.e., a gift to a group of 3 people may not exceed a $900 total value), and the equal value assigned for each recipient is considered when calculating the recipient’s $300 annual gift limit, and does not result in a breach of this limit. The Supervised Person offering the group gift must specify all of the intended individual recipients when submitting to the Gift and Entertainment Log on the Firm’s online compliance platform;[7] and

[5]

“Personal gifts” such as gifts to immediate family members who also happen to be customers or occasional personal gifts to others (such as a wedding gift or a congratulatory gift for the birth of a child) are excluded from this policy provided that they are unrelated to iCapital’s business and the Firm does not pay for them or offer reimbursement.

[6]	NASD Notice to Members 06-69, “Gifts and Gratuities,” December 2006.
[7]

For instance, you may offer a $300 fruit and cheese basket to a three-person client business unit, as long as you name the three people. In this example, $100 would count against the $300 annual limit for each specified recipient. Specifying the individual recipients in a pre-approval request will ensure that the Firm does not exceed the annual limit for any individual recipient.

•	Certain types of gifts should not be considered when calculating the $300 annual limit. Specifically, the following gifts should be considered exceptions to the annual limit requirement:

•

Commemorative or decorative “deal toys” (e.g., Lucites) relating to business transactions, that are solely decorative and have no functional value. If a “deal toy” has functional value however (e.g., an iPad), then it must satisfy the $300 annual limit and be accounted for in aggregate annual limit calculations;

•	Token gifts with a value of $25 or less (e.g., pens, notepads, modest desk ornaments);

•	Promotional gifts (e.g., umbrellas, tote bags, shirts) on which the Firm’s logo is displayed in a reasonably prominent fashion and which have a value substantially below the $300 limit;[8] and

•

Reasonable gifts associated with holidays on which it is customary to give gifts to a large number of clients and acquaintances. Such holiday gifts are permitted only where authorized by the Regulatory & Compliance Department.[9]

5.2.2.2.	Gifts Requiring Pre-Approval

All business gifts offered to or received from iCapital’s clients, vendors or other third parties with whom the Firm has an existing or prospective business relationship must be pre-approved by the Regulatory & Compliance Department through the Firm’s online compliance platform. Supervised Persons must report the full value of gifts provided/received, valued at the higher of cost or market value of the gift, exclusive of tax and delivery charges. Generally speaking, the Firm prohibits giving or receiving gifts of cash or cash equivalents, including, without limitation, gift certificates, pre-paid gift cards, and similar items.

5.2.2.3.	Reporting of Gifts

In addition, Supervised Persons must record the full value of gifts provided in their reimbursement requests submitted to the Finance Department in accordance with the Firm’s Travel and Expense Policy, regardless of whether the amounts involved exceed any applicable limit for reimbursement by the Firm or if they do not plan on seeking (in full or in part) reimbursement for the expense.

5.2.3.	Entertainment

iCapital permits Supervised Persons to extend (and accept) invitations to appropriate meals or other entertainment opportunities to (or from) existing or prospective clients or vendors of the Firm, or other third parties with which the Firm has an existing or prospective business relationship, so long as they are not lavish, or so extraordinary or so frequent as to raise a question of impropriety (i.e., could influence or appear to influence a recipient’s business judgment). Specifically, when determining reasonableness, factors to be considered include, without limitation:

•	Whether the frequency or excessiveness of entertainment raises an appearance of impropriety;

•	Whether the entertainment may cause the recipient(s) to act in a manner inconsistent with the interests of his or her employer; and

•

Whether the entertainment raises the possibility of a conflict of interest, especially where the recipient(s) owes a fiduciary duty to others (e.g., entertainment of an investment adviser who manages investments for third party accounts).

[8]	NASD Notice to Members 06-69, “Gifts and Gratuities,” December 2006.
[9]

The Supervised Person proposing the holiday gift should compile a list of customers and other contacts to whom the he/she proposes to offer holiday gifts, and the list and cost of the holiday gifts should be reviewed by the Regulatory & Compliance Department for reasonableness.

5.2.3.1.	Entertainment Requiring Pre-Approval

Prior to offering or accepting business entertainment, Supervised Persons should determine whether pre-approval is required from the Regulatory & Compliance Department. The following types of gifts and entertainment expenses require pre-approval:

•

Entertainment that will exceed the Firm client entertainment limits of $300/person per outing (e.g., a Supervised Person and a client are going to sporting event where the cost of the tickets exceeds the Firm limit);

•	Entertainment of Restricted Recipients,[10] including ERISA Fiduciaries[11];

•	Entertainment involving non-local travel or overnight accommodations; or

•	Business meals involving Bank of America/Merrill Lynch (“BAML”) employees.[12]

Supervised Persons should request pre-approval from the Regulatory & Compliance Department through the Firm’s online compliance platform.

5.2.3.2.	Reporting of Entertainment

All business entertainment, whether reimbursed by the Firm or not, must be recorded by the Firm.13 All business entertainment should be logged in the Firm’s online compliance platform by the end of the quarter in which the entertainment took place. In addition, business entertainment generally are reimbursable expenses. Supervised Persons must record the full value of business entertainment provided in their reimbursement requests submitted to the Finance Department in accordance with the Firm’s Travel and Expense Policy, regardless of whether the amounts involved exceed any applicable limit for reimbursement by the Firm or if they do not plan on seeking (in full or in part) reimbursement for the expense.

5.2.4.	Reporting Standards

Accounting for gift and entertainment expenses must be timely, complete, and accurate.14 Supervised Persons must accurately report, at a minimum, recipient or attendee names, the nature of the gift or entertainment opportunity, the location of any entertainment, as well as the total cost of the gift or entertainment. Examples of inaccurate and prohibited reporting practices may include, but are not limited to the following:

•	Misrepresenting the number of recipients or attendees to requests for approval of gifts and/or entertainment opportunities to reduce the per-person cost;

[10]

For the purposes of the Firm’s Gifts and Entertainment Policy, “Restricted Recipients” include, without limitation, government officials, political figures, employees of regulators and rating agencies, employees of state-owned enterprises, ERISA Fiduciaries, and U.S. Union Officials. This list is not exhaustive and should be considered a representative sample of the types of individuals that are considered Restricted Recipients. An individual’s classification as a Restricted Recipient is not always clear (e.g., an employee of state-owned academic institution would be considered a Restricted Recipient). As such, any questions as to an individual’s classification as a Restricted Recipient should be escalated to the CCO. As determined by the Regulatory & Compliance Department, failure to obtain pre-approval for entertainment of Restricted Recipients may constitute either a substantive violation of this policy or an regulatory issue, depending on the relevant facts and circumstances, including: (i) the cost of the entertainment; (ii) whether the entertainment may have violated applicable laws or regulations; (iii) the Restricted Recipient’s organization; (iv) the Restricted Recipient’s position; and (v) the number of prior violations attributed to the Supervised Person providing the gift or entertainment opportunity.

[11]

ERISA Fiduciaries includes fiduciaries of ERISA plans or individual retirement accounts (IRAs), or persons who have discretion or provide investment advice regarding the investments of an ERISA plan or who select or influence the selection of service providers of an ERISA plan.

[12]	Supervised Persons may not provide any gifts or other entertainment (besides meals) to BAML personnel.
[13]

De minimis entertainment need not be reported to the Firm. Examples of de minimis entertainment include meeting a business contact for a cup of coffee or other beverage and paying for the coffee or other beverage. In general, de minimis entertainment would not be expected to cost more than $25 per person.

[14]

Gifts and entertainment should be valued and recorded at the higher of cost or face value to the Firm. For example, tickets to sporting or other events, such as concerts and theatre events, should be valued and recorded at the higher of cost (i.e., price to purchase tickets from StubHub or another ticket vendor) or face value. The same applies to when Supervised Persons receive gifts or entertainment.

•	Misrepresenting personal expenses as customer-related expenses;

•	Paying in full for business gifts or entertainment opportunities from personal funds without reporting the necessary information to the Firm; and

•	“Topping off” or failing to report the full value of customer gift or entertainment opportunity by absorbing the excess amounts from personal funds.

Note that providing inaccurate information regarding gifts and entertainment can subject the Firm to penalties for, among other things, failing to maintain accurate books and records. The Firm’s clients may also request information with regards to gifts and entertainment provided by Supervised Persons to their personnel. iCapital is obliged to provide correct information to the Firm’s clients. Supervised Persons who fail to comply with these requirements may also be subject to severe disciplinary sanctions, including and up to dismissal.

5.2.5.	Compliance Oversight

A detailed log of all gifts and entertainment expenses, including required approvals (or denials) obtained, must be maintained by the Firm as a part of its books and records. The Firm’s gifts and entertainment log should be reasonably designed to allow for a review for frequency and cumulative spending. The Regulatory & Compliance Department will review gifts and entertainment on a quarterly basis to confirm compliance with this policy. In addition, the Regulatory & Compliance Department will conduct an annual review of gifts and entertainment for frequency and cumulative spending.

In the event reporting or pre-approval was required for a Gift or Entertainment, but was not submitted in accordance with this policy, Supervised Persons will be required to create and submit to the Regulatory & Compliance Department, as appropriate. The full value of business entertainment or gifts provided must be accurately disclosed through the request. A Supervised Person’s repeated failure to seek pre-approval (when necessary), and inappropriately rely on the submission of post-approval requests, may result in internal disciplinary actions, including retraining, restrictions on the Supervised Person’s ability to offer or receive business gifts or entertainment opportunities, and/or denial of Firm reimbursement for related expenses.

5.2.6.	Non-Cash Compensation

Non-cash compensation refers to any form of compensation received in connection with the sale and distribution of securities that is not cash compensation, including but not limited to merchandise, gifts and prizes, travel expenses, meals and lodging. Supervised Persons may not directly or indirectly accept, offer, or make any payments of non-cash compensation. Any exceptions must be reviewed and approved by the CCO.15

5.2.7.	Conferences and Events

All iCapital proprietary conferences (principal, forums) should be pre-approved by the Regulatory & Compliance Department, where the events team is involved in the planning and the cost in excess of $300.00/person. To facilitate the pre-approval process the following information should be submitted in advance of the event and before invitations are sent to prospective attendees outside of iCapital:

•	Type of event (e.g., Due Diligence Events, national initiative, multi-day program);

[15]

In reviewing exception requests, the Regulatory & Compliance Department will determine whether the request is permitted under FINRA Rule 2341(l)(5) and/or FINRA Rule 2320(g)(4). Non-cash compensation from an offeror in the form of securities will not be accepted by the Firm or any Supervised Person.

•	Name of business sponsor (business entity);

•	Name of Supervised Person managing the event (iCapital event manager), if applicable;

•	Location/venue;

•	Agenda, which should include:

•	Proposed speakers, if applicable, including full name, title, and company name, if available;

•	Proposed business content, meals, and entertainment, if applicable;

•	Budget, which should include

•	Estimated number of attendees (internal/external);

•	Estimated cost per-person expenditures for each of food, beverages, entertainment, travel, and, if applicable, gifts;

•	Estimated external speaker fees;

•	Proposed invite/attendee list:

•	An initial invite/attendee list including full name, title, company name, and e-mail address, if available, to be provided as early in the process as practicable;

•	An invite/attendee list to be provided one day before event and during post-event reconciliation, if applicable; and

•	A copy of the proposed invitation and registration website, if applicable.

5.2.8.	Labor Unions

The Firm must report on Form LM-10 any payment or loan, direct or indirect, of anything of value (including reimbursed expenses), or any promise or agreement to make such payments, to any labor organization or a representative of a labor organization to the extent it exceeds $250, including entertainment expenses and gifts to a union or union-affiliated individual. Form LM-10 must be filed within 90 days after the end of the Firm’s fiscal year.

5.2.9.	ERISA Fiduciaries

For the avoidance of doubt, all gifts to and entertainment of ERISA fiduciaries requires pre-approval from the Regulatory & Compliance Department. The Regulatory & Compliance Department will not approve gifts and/or entertainment to any ERISA Fiduciary with an aggregate annual value of $250 or more.

5.2.10.	Charitable Gifts

The Firm takes seriously the responsibility to communities where its Supervised Persons work and live. The Firm seeks to help its people fulfill the Firm’s commitment to assist those communities through financial support, volunteer endeavors, and partnerships with nonprofit organizations. The Firm’s philanthropy aims to achieve maximum social impact while capitalizing on the Firm’s core competencies and assets.

From time to time, the Firm may identify organizations in those communities that will benefit from the Firm’s support, and will assess recommendations of worthy nonprofits from business colleagues and customers. While the Firm welcomes these recommendations, they must be viewed in the context of the Firm’s overall strategy and within the goals and limitations of the Firm’s charitable giving initiatives. Additionally, charitable solicitations by the Firm’s business colleagues and customers can raise some of the same concerns as the giving of gifts to and entertaining of customers. Therefore, the Firm must take careful steps to ensure that contributions are made to maximize the benefit they provide to communities and not to inappropriately influence the business judgment of others.

To ensure that the Firm’s charitable contributions are consistent with its own goals, this policy addresses the business-related contributions, including contributions to non-profit organizations at the request of businesses, organizations, and individuals with whom the Firm has an existing or prospective business relationship.

In order to avoid exposing the Firm to potential legal and reputational risk and upsetting the balance that the Firm strives to achieve in its giving practices, all Supervised Persons must obtain preclearance from Compliance, if he or she wishes to make a personal charitable contribution to an organization on behalf of the Firm or in its name.

Business-related charitable contributions are contributions made at the request of any party with whom the Firm has or is actively soliciting a business relationship, including clients, customers, counterparties, lenders, business partners, vendors, business or membership organizations, and their personnel and family members. Business-related charitable contributions also include contributions made at the request of government officials.

Compliance is responsible for evaluating and approving all business-related charitable contributions once a request has been received by a business unit or Supervised Person. In assessing the appropriateness of the proposed charitable contribution, the approver should consider, at a minimum:

•	Whether the requested charitable contribution would inappropriately influence the business judgment of the party making the request.

•	Whether the subject organization is a qualified nonprofit organization that has received and keeps current its federal tax exempt status;[16]

•	Whether support for the subject organization could pose reputational risk to the Firm;

•	Whether the respective business requestor is supportive of the organization; and

•	Whether the request is within Firm charitable contribution thresholds as set forth below.

The Firm has established the thresholds set out below for business-related charitable contributions. Requests that exceed these thresholds will only be made on an exception basis with approval from the Regulatory & Compliance Department and may need to be supported by additional documentation and/or information that support the granting of such exception.

•	Any single firm contribution to a single customer or customer organization relating to a single charitable event that exceeds $35,000; or

•	Any firm contribution to a single customer or customer organization that, when aggregated with all firm contributions to that same customer or customer organization, exceeds $100,000.

[16]

In order to be tax deductible, the charitable organization must meet the terms set forth in Section 501(c)(3) of the US Internal Revenue Code and have received tax exempt status from the U.S. Internal Revenue Service.

Personal solicitations of Firm colleagues generally are permitted if the solicitations adhere to the following guidelines:

•

No Supervised Person should be pressured to respond affirmatively to a solicitation or be told or given the impression that a response will potentially affect his or her career. Special care should be exercised before:

•	Soliciting contributions from Supervised Persons who have a direct working relationship with the solicitor; or

•	Soliciting contributions from Supervised Persons who are junior to the solicitor.

•	In general, Firm letterhead or other indicia of the Firm should not be used in a solicitation. Exceptions to this provision include:

•	When a Supervised Person is being honored for his or her role at the Firm;

•	When a Supervised Person serves as an event chairperson at the behest of the Firm; or

•

When explicitly soliciting support for a Firm-lead initiative, and the solicitor has received approval from the Regulatory & Compliance Department to use Firm letterhead or other indicia to emphasize Firm support of the initiative.

Questions as to whether soliciting particular charitable contributions is appropriate should be escalated to the CCO.

5.3.	Anti-Bribery Principles and Supervision

The Firm will not tolerate bribery of or by its Supervised Persons, agents or business partners. Nor will the Firm tolerate activities that raise the appearance of bribery. The Firm is committed to complying with all applicable laws and regulations designed to combat bribery and corruption, including the U.S. Foreign Corrupt Practices Act (the “FCPA”) as further described below. The payment or offer of anything of value in exchange for the award or retention of business, or to receive favored treatment is prohibited. Acceptance or requests for payment in exchange for the award or retention of business or receipt of favored treatment by Supervised Persons is similarly prohibited. The provision or exchange of gifts or lavish entertainment may be scrutinized by regulators and other authorities and can result in violations of laws, rules, and regulations.

The Regulatory & Compliance Department is responsible for monitoring Supervised Persons’ gifts and entertainment activities, which should include, at a minimum:

•	Making inquiry into any activities that could potentially violate rules setting a maximum amount for gifts and entertainment;

•	Making inquiry into any activities that could potentially violate Firm policies prohibiting lavish, inappropriate or overly frequent entertainment;

•	Reviewing the offer of gifts and entertainment opportunities to Restricted Recipients;

•	Reviewing any gift, entertainment or expense that may potentially be viewed as a political contribution or lobbying effort; and

•

Reviewing as necessary, but no less than annually, the Gift and Entertainment Log maintained by the Firm in order to evaluate any exceptions (or pattern of exceptions) which may be contrary to this or any related policy.

The Regulatory & Compliance Department is responsible for investigating the above referenced activities, as well as any other gift or entertainment expense that they suspect may violate this policy or appears to be otherwise inappropriate. The Regulatory & Compliance Department must take necessary action in addressing instances of supervisee non-compliance or any instances (or patterns) of offering (or accepting) gifts or entertainment opportunities to (or from) individuals that raise concerns or anti-bribery considerations.

5.3.1.	Firm’s Anti-Bribery Policy

It is the Firm’s “Anti-Bribery Policy” that no Supervised Person may offer payments, or anything else of value, to a government official who will assist the Firm in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at the Firm found to be violating the Firm’s Anti-Bribery Policy will be subject to disciplinary action, which may include termination. The Firm requires all Supervised Persons to report any suspicious activity that may violate this policy to the Regulatory & Compliance Department. A Supervised Person’s failure to report known or suspected violations may itself lead to disciplinary action.

5.3.2.	Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a foreign official17 for the purpose of influencing an official act or decision in order to obtain or retain business. The FCPA applies to all foreign officials and all employees of state-owned enterprises.

Under the FCPA, both the Firm and its individual Supervised Persons can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge, but includes “consciously avoiding” the high probability that a third party representing the Firm will make or offer improper payments to a foreign official.

5.3.3.	FCPA Red Flags

Investment advisers and broker-dealers that engage foreign agents are expected to be attuned to any “red flags” in connection with the transaction, which may include:

(a)	The foreign country’s reputation for corruption;

(b)	Requests by a foreign agent for offshore or other unusual payment methods;

(c)	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

(d)	An apparent lack of qualifications;

(e)	Non-existent or non-transparent accounting standards; and

(f)	Whether the foreign agent comes recommended or “required” by a government official. Sanctions for violating the FCPA may include fines and jail terms.

5.3.4.	Preclearance Requirement

Any payment or anything else of value given to a foreign official must be pre-approved by the CCO.

[17]

A “foreign official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

6.	OUTSIDE BUSINESS ACTIVITIES

To ensure compliance with relevant regulatory requirements and mitigate potential conflicts of interest and reputational risks, the Firm requires that all Supervised Persons receive approval from the Regulatory & Compliance Department and his/her respective manager before committing to or commencing an Outside Business Activity (“OBA”). Supervised Persons wishing to enter into or engage in such activities must obtain the required written approval using the “Annual Outside Activity/Insider Disclosure Statement” form through the iCapital compliance program).

6.1.	Outside Business Activity Definition

Generally, OBAs may be categorized as either Personal Outside Business Activities or Firm-Sponsored Outside Business Activities, defined, respectively, as follows:

•	Personal OBAs are activities that do not relate to the Firm in which Supervised Persons engage independently and not at the request of (or as a representative of) the Firm, and:

•	For which a participating Supervised Person is (or anticipates being) compensated;

•	In which a participating Supervised Person is an employee, independent contractor, sole proprietor, officer, director, or partner;

•	In which a participating Supervised Person holds a position of leadership; or

•	Which involves a participating Supervised Person providing advice on financial and/or investment matters outside the scope of his or her responsibilities at the Firm on a formal basis.

•

Firm-Sponsored Outside Business Activities are activities involving a non-Firm entity/person in which or with whom a Supervised Person participates at the request or direction of the Firm. Examples of Firm-Sponsored OBAs may include, without limitation:

•	Serving on an industry board or committee (e.g., SIFMA);

•	Serving in a director or non-director role with a for-profit entity in which the Firm has made an investment; or

•	Serving in other similar leadership positions as a Firm representative.

6.2.	Outside Business Activities Requiring Pre-Approval

Pre-approval for OBA participation is required regardless of whether a business activity is categorized as personal or Firm-sponsored. Newly hired Supervised Persons who are involved in a pre-existing OBA at the time of hire must promptly request approval to continue participating in the activity.

6.3.	Evaluating an Outside Business Activity Request

When evaluating an Outside Business Activity request, the relevant manager and the Regulatory & Compliance Department, should consider, at a minimum, the following criteria:

•	Regulatory requirements and restrictions related to the proposed OBA;

•	The type and amount of compensation (or anticipated compensation) that the Supervised Person will receive for his or her involvement in the proposed OBA;[18]

•

Real or potential conflicts of interest (or the appearance of any such conflicts) between the requesting Supervised Person and the Firm or its customers that may result from participation in the proposed OBA;

•	Real or potential reputational issues that may result from participation in the proposed OBA;

•

Whether the activity could be viewed by customers or the public as part of the Firm’s business based on, among other things, the nature of the proposed activity and the manner in which it will be offered;

•	Whether the OBA is likely to involve the participating Supervised Person providing financial and/or investment advice to the outside entity on a formal basis;

•	Whether and how many other Supervised Persons are involved with the outside entity; and

•	Real or potential interference with the requesting Supervised Person’s professional duties, including the anticipated amount of time to be dedicated to the activity.

To the extent an OBA request is approved by the Regulatory & Compliance Department, such approval may be contingent upon additional conditions or limitations deemed appropriate.19 Further, the Regulatory & Compliance Department is responsible for reviewing the OBA request to determine whether the activity properly is characterized as an Outside Business Activity as defined by FINRA Rule 3270 or whether it should be treated as a Private Securities Transaction subject to the requirements of FINRA Rule 3280.

Upon approval of an OBA of a registered representative of the Firm, the Regulatory & Compliance Department will determine whether the OBA needs to be disclosed on the individual’s Form U4.

6.4.	Standard Conditions for Approved Outside Business Activities

6.3.1 Confidential, Proprietary and Sensitive Information

Supervised Persons must not disclose confidential, proprietary or otherwise sensitive information about the Firm or its customers, including while participating in an approved OBA. This restriction applies regardless of whether the approved OBA is personal or Firm-sponsored in nature. If a Supervised Person believes that participation in an OBA will require or may result in the disclosure of sensitive information, he or she should immediately escalate the concern to the Regulatory & Compliance Department. The Regulatory & Compliance Department may grant exceptions to this restriction as necessary and on a case-by-case basis (e.g., for certain Firm-Sponsored OBAs). Exception requests must be submitted to the Regulatory & Compliance Department in writing, and copies of such requests, including any approval or denial thereof, should be maintained by the Regulatory & Compliance Department as part of the Firm’s books and records.

[18]

Compensation received for any Outside Business Activity must be reasonable and acceptable to the relevant manager and/or DSP, as applicable, and the Regulatory & Compliance Department. The appropriateness of the amounts received may vary depending upon the role and seniority of the Supervised Person. Compensation, generally, should not be so great as to interfere with the Registered Person’s responsibilities to the Firm.

[19]

The nature of certain OBAs (e.g., an OBA where a Supervised Person would have oversight, influence, review, or decision-making authority over investments and/or sitting on a Board of for-profit entity) may require the requesting Supervised Person to submit additional information on the OBA and/or subject the activity to a heightened standard of review and additional restrictions.

6.3.2 Working in a Personal Capacity

When engaging in personal OBAs, Supervised Persons must make it clear to the related outside entity/person that participation is being undertaken in a personal capacity and is unrelated to their role with the Firm. In addition, it should be made clear that the Firm is not responsible, in any way, for actions and/or conduct that occur in relation to participation in a personal OBA.

6.3.3 Use of the Firm’s Name

With the exception of certain Firm-Sponsored OBAs, Supervised Persons may not use the Firm name or brand in connection with an OBA. However, a Supervised Person may reference the Firm in his or her biographical information as long as the reference is limited to his or her title, years of service and business unit, and does not include reference to Firm-related professional responsibilities and/or activities. Any other public reference to Firm must be pre-cleared by the Regulatory & Compliance Department.

6.3.4 Use of Firm Resources

Supervised Persons may not offer or provide access to Firm resources, facilities or materials (e.g., offices, conference rooms, mailing or contact lists, personnel, communications systems, supplies, and/or other materials) in relation to any OBA without the written consent of the Regulatory & Compliance Department. This restriction applies regardless of whether the OBA is personal or Firm-sponsored in nature.

6.5.	Changes in Role, Responsibilities or Compensation

If the nature of a Supervised Person’s involvement in an OBA changes substantively or is terminated (e.g., a change in title, acceptance of new responsibilities, significant change in compensation amount or structure), the Supervised Person must notify the Regulatory & Compliance Department immediately.

If a Supervised Person changes roles within the Firm, his or her new manager will be notified of the individual’s OBAs and will, as needed, consult with the Regulatory & Compliance Department to determine whether a re-review the Supervised Person ongoing OBAs should be initiated. If it is concluded that an ongoing OBA may raise potential conflicts or reputational issues as a result of the Supervised Person’s new position, or otherwise no longer complies with the requirements of this policy, the Supervised Person may be required to change the nature of his or her involvement or end his or her participation in the OBA. Any questions as to whether an activity falls within the scope of this policy should be escalated to the Regulatory & Compliance Department prior to engaging in the activity.

7.	POLITICAL CONTRIBUTIONS AND PAY TO PLAY

7.1.	Introduction to Pay to Play

Rule 206(4)-5 under the Advisers Act (the “RIA Pay to Play Rule”) and FINRA Rule 2030 (the “BD Pay to Play Rule”) (collectively, the “Pay to Play Rules”) restricts the Firm and its Supervised Persons from making U.S. political contributions20 that violate the Pay to Play Rule, regardless of the Supervised Person /contributor’s intent. “Pay to play” refers to an arrangement whereby an investment adviser, and/or

[20]

If the participating Firm Supervised Person is not US citizens or permanent residents (i.e., “Green Card” holders), he or she must not engage in any Political activities regarding U.S. elections. Any Firm Supervised Person who plans to make a Political Contribution in a country where he or she is not a citizen should consult with the Regulatory & Compliance Department prior to doing so.

a broker dealer, or their Supervised Person makes a political contribution or related payment to a government official to be awarded with, or afforded the opportunity to compete for, a contract to manage public pension plan and other government account assets. The restrictions on contributions and payments imposed by Pay to Play Rule can apply to the activities of individuals for the two years before they became a Supervised Person of an investment adviser. However, for Supervised Persons who are not involved in soliciting clients or investors, the pre-employment look-back period is six months instead of two years.

The RIA Pay to Play Rule generally creates (i) a “two-year time-out” from receiving compensation for providing advisory services to certain state and local government entities after political contributions have been made to certain government officials, (ii) a prohibition on soliciting or coordinating certain contributions and payments, and (iii) a prohibition from paying certain third parties from soliciting state and local government entities. The BD Pay to Play Rule generally creates (i) a “two-year time-out” from engaging in distribution or solicitation activities for compensation with a government entity on behalf of an investment adviser that provides or is seeking to provide investment advisory services to such government entity after political contributions have been made to certain government officials by a covered member,21 (ii) a prohibition on soliciting or coordinating certain contributions and payments, and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

7.2.	Pay to Play Policy Statement

It is the Firm’s policy that contributions to candidates for a public office, a political party or a political action committee (“PAC”)22 by the Firm and its Supervised Persons are made in compliance with the Pay to Play Rules. Any contribution23 to candidates running for U.S. state or local political office, candidates running for U.S. federal office who currently hold a U.S. state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively, a “Political Contribution”) by the Firm or its Supervised Persons must be made in compliance with applicable law. All Supervised Persons are prohibited from making a Political Contribution where the purpose is to assist the Firm in obtaining or retaining business.

7.3.	Restrictions on Political Contributions

The Firm prohibits all Supervised Persons as well as their spouses, domestic partners and any members of their immediate family who reside in the same primary residence as a Supervised Person from (1) making any contributions to any Government Entity24; or (2) making any contributions to a PAC established for

[21]

Rule 2030(g)(4) defines a “covered member” to mean “any member except when that member is engaging in activities that would cause the member to be a municipal advisor as defined in Exchange Act Section 15B(e)(4), SEA Rule 15Ba1-1(d)(1) through (4) and other rules and regulations thereunder.”

[22]

A political action committee is generally an organization whose purpose is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labor unions, membership organizations or trade associations or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices.

[23]

“Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. state, local or federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities).

[24]

“Government Entity” includes means any State or political subdivision of a State, including: (i) any agency, authority, or instrumentality of the State or political subdivision; (ii) a pool of assets sponsored or established by the State or political subdivision or any agency, authority or instrumentality thereof (ex: state sponsored fund); (iii) a plan or program of a government entity (ex: state pension plan); and (iv) officers, agents, or employees of the State or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

the benefit of a Government Entity. For the avoidance of doubt, any candidate for state or local office or any organization formed for the purpose of supporting a candidate for state or local office is considered a Government Entity.

Notwithstanding the above, contributions are permitted under this policy so long as they fall within the below de minimis limits:

•	The contribution was $350 or less per election and the Supervised Person or contributor was eligible to vote for the official at the time of the contribution; or

•	The contribution was $150 or less per election if the Supervised Person or contributor was not eligible to vote for the official.

These restrictions generally do not apply to contributions to candidates for federal office, unless the candidate currently holds a U.S. state or local political office. All Supervised Persons should familiarize themselves with any applicable rules regarding personal federal Political Contribution limits. Such limits are set by federal law, and not by the Firm. It is the Supervised Person’s responsibility to know, track and remain within any such limits.

Under no circumstances may a Supervised Person engage in any of the foregoing activities indirectly, such as by funneling payments through third parties including, for example, attorneys, family members, friends or companies affiliated with the Firm as a means of circumventing the Pay to Play Rules.6

Supervised Persons may not make or solicit Political Contributions in the Firm’s name or indicate Firm support or endorsement in any way, and may not use Firm resources to organize or make Political Contributions. This includes use of Firm letterhead or other indicia of the Firm, Firm lists (e.g., e-mail or voice-mail lists; customer lists), Firm email, administrative assistants, or other information obtained from a Supervised Person’s position at the Firm. Supervised Persons may not seek or obtain reimbursement from the Firm for any Political Contributions.

7.4.	Restrictions on Political Solicitations

The Firm also prohibits Supervised Persons as well as their spouses, domestic partners and any members of their immediate family who reside in the same primary residence as a Supervised Person from coordinating or soliciting25 any person or PAC to (i) contribute to an official of a Government Entity; or (ii) making any payments to a political party of a state or locality.

7.5.	Non-Cash Contributions

The restrictions under this policy are not limited to cash contributions and include any gift, subscription, loan, advance or deposit of money or anything of value. Note however that this policy does not prohibit Supervised Persons from volunteering their time in support of an official or any political campaign, so long as the activities do not include any fundraising activities.26

[25]	“Soliciting” means to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.
[26]

As a general rule, Supervised Persons seeking to run for elective office will be required to take unpaid leave during their campaign, and whether or not they can resume their position at the Firm after the campaign will depend on a variety of factors, including, among other things, whether the public office they would be assuming would create any conflicts of interest for the Firm.

7.6.	Political Contributions Requiring Pre-Approval

All Supervised Persons must receive approval from the Regulatory & Compliance Department in the Firm’s online compliance system prior to making a political contribution. The Regulatory & Compliance Department will review each request to ensure that it is in compliance with applicable Pay to Play Rules.27

The Firm will maintain records of all Political Contributions pursuant to the recordkeeping policies set forth herein. The Firm will conduct periodic reviews to ensure ongoing compliance with this policy.

8.	SUPERVISED PERSON INVESTMENT POLICY

8.1.	General Policy

The Firm requires that all Supervised Person investment transactions be carried out in a manner that will not create a perceived or actual conflict of interest between the Firm and its Clients. To this end, the Firm has adopted certain procedures, including trading restrictions and reporting requirements, detailed below. The principles are that (a) all Supervised Persons will need to disclose their accounts soon after starting at the Firm or opening an account and (b) some of the accounts will need to be confirmed on a regular basis along with their holdings.

8.2.	Selected Definitions for Supervised Person Investment Policy

(a)

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(b)	“Covered Accounts,” as defined by FINRA Rule 3210(4), include any account introduced or carried by the Supervised Person that is held by:

i.	the spouse or domestic partner of the Supervised Person;

ii.

a child of the Supervised Person or of the Supervised Person’s spouse or domestic partner, provided that the child resides in the same household as or is financially dependent upon the Supervised Person;

iii.	any other related individual over whose account the Supervised Person has control; or

iv.	any other individual over whose account the Supervised Person has control and to whose financial support the Supervised Person materially contributes.[28]

(c)

“Designated Broker” refers to approved third-party brokerage firms that provide the Firm with electronic transaction data related to personal trading accounts of iCapital personnel. All Covered Accounts must be held at a Designated Broker, unless classified as an Exempted Account under this Code.

[27]

For example, certain contributions to PACs may be permitted if the contributions are not being directed to benefit a political candidate that would fall within the limitations of the Pay to Play Rules.

[28]	The Firm’s stance is that any accounts for entities in which the Supervised Person has a 25% or greater beneficial interest or exercises effective control will be considered a material contribution.

(d)

“Exempted Accounts” mean any account the Regulatory & Compliance Department has determined is a Managed Account or a Non-Reportable Security Account. Exempted Accounts approved by the Regulatory & Compliance Department are deemed not to be Covered Accounts for purposes of the preclearance and quarterly reporting requirements below.

(e)

“Immediate family member” means immediate family members “sharing the access person’s household” based on SEC guidance. This means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.

(f)

“IPO” means an initial public offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

(g)

“Privately Offered Securities” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506, under the Securities Act of 1933. Typically including investments in private placements, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

(h)

“Managed Accounts” or “Non-Discretionary Managed Accounts” mean an account over which the Supervised Person or his or her immediate family members sharing the same household have no direct or indirect influence or control. These might include accounts for which a Supervised Person or his or her immediate family members sharing the same household has granted full investment discretion to an outside broker-dealer, bank, investment manager, or adviser.

(i)

A “Non-Reportable Security Account” is an account which only holds assets or securities which are not Reportable Securities (defined below). Examples of Non-Reportable Security Accounts might include 401(k) or 529 accounts which do not have a brokerage option or permit discretionary trading or accounts pursuant to Section 530A of the Internal Revenue Code (“Trump Accounts”).

(j)

“Reportable Securities” include a wide variety of investments including: stocks, bonds, options, futures, currencies, warrants, commodities and other derivative products. A Reportable Security does not include:

i.	Direct obligations of the U.S. government;

ii.	Money market instruments defined as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

iii.	Shares issued by money market funds;

iv.	Transactions in unit investment trusts;

v.	Transactions in municipal fund securities as defined under MSRB Rule D-12;

vi.	Transactions in qualified tuition programs pursuant to Section 529 of the Internal Revenue Code;

vii.

Transactions in variable contracts or redeemable securities of companies registered under the Investment Company Act, as amended, or to accounts that are limited to transactions in such securities, or to Monthly Investment Plan type accounts; and

viii.	Transactions in accounts pursuant to Section 530A of the Internal Revenue Code (“Trump Accounts”).

(k)	A “Private Investment” is an investment in any enterprise that is not generally available to public investors. Private investments include:

i.	Private entity investments, which includes privately-owned corporations, partnerships, limited liability companies, and other similar organizations;[29]

ii.	Privately Offered Securities, as defined above; and

iii.	Real estate investments, including commercial, industrial or agricultural Real Estate Investments and purchases or ownership of five or more residential units for rental or investment purposes;[30]

Any Supervised Person who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previous were offered, as part of an initial coin offering (“ICO”), should consult with the Regulatory & Compliance Department as to whether such coins or tokens would be considered Reportable Securities for the purposes of this policy. If the Regulatory & Compliance Department determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered Securities, the coins or tokens will be considered Reportable Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Reportable Securities under this policy.

8.3.	Covered Accounts

This policy applies to all Covered Accounts of Supervised Persons. It is the Supervised Person’s responsibility to ensure family members and persons to whom the Supervised Person provides primary financial support are aware of this policy and adhere to it.

All Covered Accounts must be held at a Designated Broker as identified by the Firm, unless classified as an Exempted Account under this Code. These approved third-party brokerage firms provide the Firm with electronic transaction data related to personal trading accounts of Supervised Persons in accordance with the Firm’s regulatory obligations.

8.3.1.	Reporting of Covered Accounts

Upon commencement of their employment, Supervised Persons are required to declare all Covered Accounts (or accounts that would be Covered Accounts unless the Regulatory & Compliance Department determines them to be Exempted Accounts) through iCapital’s online compliance platform. On an annual basis thereafter, Supervised Persons must review and update their list of Covered Accounts, including any determined by the Regulatory & Compliance Department to be Exempted Accounts, to ensure it is accurate and provide or update any required documentation.

[29]	For the purposes of this policy, the term private entity should be considered any entity that is not a public reporting entity.
[30]

Real estate investments not covered under this policy include any property intended primarily for the personal use of the owner and or his/her family, as well as the first four residential units purchased by a Supervised Person for rental or investment purposes.

Supervised Persons that hold Covered Accounts at non-Designated Brokers upon commencement of their employment will be required to move such accounts to a Designated Broker. Any Supervised Person who wishes to seek an exemption of a specific account must contact the Regulatory & Compliance Department for an exemption/waiver request, which may be granted or denied in the Regulatory & Compliance Department’s sole discretion.

8.3.2.	Exemption for Managed Accounts

A Managed Account, or “Non-Discretionary Managed Account,” is an account for which a Supervised Person has no direct or indirect influence or control. These might include accounts for which full investment discretion has been delegated to an outside broker-dealer, bank, investment manager, or adviser. Supervised Persons must disclose any such Managed Account(s) to the Regulatory & Compliance Department and complete an Affirmation of Non-Involvement prior to conducting any trading activity in the account(s). Managed Accounts typically are not subject to the preclearance or quarterly reporting requirements below, as Firm Individuals have surrendered trading discretion and authority to a third party. Supervised Persons must certify to the account’s status as managed on iCapital’s online compliance platform on no less than an annual basis.

A Managed Account approved by the Regulatory & Compliance Department is deemed not to be a Covered Account for purposes of the preclearance or quarterly reporting requirements below.

8.3.3.	Exemption for Non-Reportable Security Accounts

Supervised Persons who indicate that an account is a Non-Reportable Security Account must provide sufficient documentation to the Regulatory & Compliance Department to substantiate that the account cannot hold Reportable Securities, who will determine whether the account qualifies in his sole discretion. The Supervised Person must then re-declare the account’s status in the compliance program on no less than an annual basis.

A Non-Reportable Security Account approved by the Regulatory & Compliance Department is deemed not to be a Covered Account for purposes of the preclearance and quarterly reporting requirements below.

8.3.4.	Exemption from Reporting on Automatic Investment Plans

A Supervised Person is not required to submit an Initial or Annual Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an automatic investment plan. Any investment plans or accounts that may be eligible for either of the aforementioned exceptions should be brought to the attention of the CCO, or a designee, who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception.

8.3.5.	Other Specific Account Exemptions

Any Supervised Person who wishes to seek an exemption of a specific account from coverage under the Code for any other reason must contact the Regulatory & Compliance Department for an exemption/waiver request, which may be granted or denied in the Regulatory & Compliance Department’s sole discretion.

8.3.6.	General Oversight of Exempted Accounts

On a sample basis, the Regulatory & Compliance Department may request reports on holdings and/or transactions made in an account subject to any exemption from reporting to identify transactions that would have been prohibited pursuant to iCapital’s Code, absent reliance on the reporting exemption.

8.4.	Reporting of Supervised Person Holdings and Transactions

Supervised Persons are required to periodically report their personal securities transactions and holdings to the Regulatory & Compliance Department.

8.4.1.	Initial Holdings Report

Each new Supervised Person must provide the Regulatory & Compliance Department with an “Initial Holdings Report” through the compliance system for Covered Accounts and Managed Accounts, as well as with respect to any Private Investments. The Initial Holdings Report must be submitted within 10 days of his or her commencement of employment and the report must be current as of a date not more than 45 days prior to the individual being hired. The Initial Holdings Report must contain the following information, at a minimum, for all Reportable Securities:

(a)	The title and type of security (and, as applicable, the exchange ticker symbol or CUSIP number), number of shares and principal amount of each security;

(b)	The name of the broker, dealer or bank, account name, number and location; and

(c)	The date that the Initial Holdings Report was submitted by the Supervised Person. An Initial Holdings Report is not required for a Non-Reportable Security Account.

8.4.2.	Annual Holdings Report

Each Supervised Person must provide the Regulatory & Compliance Department with an “Annual Holdings Report” through the iCapital compliance system for disclosing Covered Accounts, Managed Accounts and Non-Reportable Security Account, as well as any Private Investments, containing the same information required in the Initial Holdings Report as described above. The Annual Holdings Report must be submitted by February 14th of each year and must be current as of a date not more than 45 days prior to the date the Annual Holdings Report is submitted.

8.4.3.	Quarterly Transaction Report

Each Supervised Person must report to the Regulatory & Compliance Department all information contained on the “Quarterly Transaction Report” through the iCapital compliance system for all Reportable Securities in Covered Accounts. The Quarterly Transaction Report must be submitted no more than 30 days after the end of each calendar quarter and must cover all transactions during the quarter and identify any newly opened Covered Accounts. Supervised Persons with no personal securities transactions during the quarter are required to submit a Quarterly Transaction Report confirming the absence of any transactions. Quarterly Transaction Reports are not required for Exempted Accounts.

8.4.4.	Brokerage Statements in lieu of Report

In lieu of a Quarterly Transaction or Holdings Report, a Supervised Person may provide the Regulatory & Compliance Department with copies of the monthly or quarterly brokerage account statements relating to each Covered Account. Such brokerage statements must be submitted within 30 days of the end of the calendar quarter.

8.4.5.	Special Exemptions from Reporting

If a Supervised Person is on a leave of absence in circumstances such as parental leave, long term disability or leave of absence, the Supervised Person may receive a written exception from the Regulatory & Compliance Department that the Supervised Person does not have to complete the Annual Holdings Report and Quarterly Transaction Report requirements during the period he or she is away from the Firm. The expectation is that to the extent reasonably possible under the circumstances that exception should be requested and granted prior to the Supervised Person beginning the leave of absence. The Regulatory & Compliance Department exception will be conditioned on the Supervised Person not having access to the Firm’s operational systems or information. Alternatively, the Supervised Person may choose to remain subject to the Annual Holdings Report and Quarterly Transaction Report requirements and will be expected to continue to comply.

8.5.	Preclearance of Certain Investments

8.5.1.	Preclearance of Publicly-Traded Securities

Supervised Persons and their Related Persons31 must obtain preclearance from the Regulatory & Compliance Department to directly or indirectly acquire beneficial ownership in certain securities included on the Firm’s “Pre-Clearance Required Trading List.” The purpose of the Preclearance Trading List is to provide an additional layer of oversight to ensure that iCapital personnel are adhering to regulatory requirements.

The Pre-Clearance Required Trading List may include, but is not limited to:

(a)	securities issued in IPOs[32]; and

(b)	securities advised, managed, or distributed by an iCapital entity.

Supervised Persons should refer to the Pre-Clearance Required Trading List for the most updated list of securities requiring trading preclearance.

The Regulatory & Compliance Department may require certain Supervised Persons to preclear certain personal securities transactions depending on their roles and responsibilities. For example, certain Supervised Personnel that serve as principals of Alaia Capital LLC are subject to preclearance requirements prior to directly or indirectly acquiring beneficial ownership in m+ ETFs. The Regulatory & Compliance Department will document and communicate such preclearance requirements to relevant personnel as needed.

[31]	A Related Person includes “immediate family members,” defined in the Supervised Person Investment Policy herein.
[32]

Supervised Persons and Related Persons are prohibited from purchasing equity IPOs. Examples of immediate family members include parents, spouse, children, in-laws, and siblings (and anyone else to whom the Supervised Person provides material support) if (a) the Supervised Person materially supports, or receives material support from, the immediate family member; (b) an iCapital affiliate is selling the new issue to the immediate family member; or (c) if the Supervised Person has an ability to control the allocation of the new issue. This prohibition includes sales involving business development companies, direct participation programs, REITs or IPOs.

8.5.2.	Preclearance of Private Investments

All Private Investments require approval by a manager and/or DSP, as applicable, and the Regulatory & Compliance Department. Approval will be dependent upon a determination that the related Private Investment(s) does not present a potential conflict of interest or reputational issues for the Firm. Supervised Persons may not commit or engage in any Private Investment until it has been reviewed and approved by a manager and/or DSP, as applicable, and the Regulatory & Compliance Department. In addition to receiving Firm pre-approval for a Private Investment, Firm Individuals must also receive pre-clearance from the Regulatory & Compliance Department before divesting or transferring their interest in a Private Investment through the Firm’s compliance system.

8.5.3.	Preclearance Procedures

Prior to participating in any transaction in securities included on the Firm’s Pre-Clearance Required Trading List and/or a Private Investment, Supervised Persons must submit a request for preclearance through the Firm’s compliance system. Upon request, the Supervised Person must provide to the Regulatory & Compliance Department the prospectus, the private placement memoranda, subscription agreements, and/or any other documents pertaining to the investment. Preclearance approvals will generally remain in effect for 30 calendar days, unless otherwise specified by the Regulatory & Compliance Department or detailed in this policy.

Pre-clearance approvals for m+ ETFs are valid only for the date on which the approval is granted. A Supervised Person must execute the approved transaction on the same business day the approval is received. If the transaction is not executed on the date of approval, the approval will expire, and the Supervised Person must submit a new pre-clearance request and obtain a new approval before effecting the transaction on a subsequent date.

Documentation of reviews will be retained in the Firm’s compliance system. Where confirmations and statements or other like documents are not available from the issuer, the Supervised Person must promptly inform the Regulatory & Compliance Department of any changes in the investment and provide the Regulatory & Compliance Department with a written yearly update.

8.5.4.	Evaluating an Preclearance Request

In determining whether to approve a request to transact in securities included on the Firm’s Pre-Clearance Required Trading List and/or a Private Investment, the relevant manager and/or DSP, as applicable, and the Regulatory & Compliance Department, may consider, among other things:

•	Regulatory requirements and restrictions related to the proposed investment;

•	The nature and purpose of the investment, including whether the investment is passive/active and whether the individual will be compensated;

•	Real or potential conflicts of interest (or the appearance of any such conflicts) that may result from participation in the proposed investment;

•	Real or potential reputational issues that may result from participation in the proposed investment;

•	Whether the investment is on the same basis, including fees and overrides, and equal terms as other investors;

•	Whether the investment is offered on the iCapital Platform;

•	How the individual became aware of the investment opportunity, including whether the opportunity is offered by a customer or counterparty of the Firm; and

•	Real or potential interference with the requesting individual’s professional duties, including whether participation may compromise the individual’s ability to perform his or her job functions.

To the extent a preclearance request is approved by the Regulatory & Compliance Department, such approval may be contingent upon additional conditions or limitations deemed appropriate. Further, the Regulatory & Compliance Department is responsible for reviewing the preclearance request to determine whether the activity should be characterized as an Outside Business Activity as defined by FINRA Rule 3270.

8.6.	Trading Restrictions

8.6.1	The Restricted Trading List

The Regulatory & Compliance Department may place certain securities on a “Restricted Trading List.” Supervised Persons are prohibited from personally, or on behalf of a Client, purchasing or selling securities that appear on the Restricted Trading List. A security may be placed on the Firm’s Restricted Trading List for a variety of reasons including, but not limited to:

(a)	The Firm is in possession of material, nonpublic information (“MNPI”) about an issuer;

(b)	A Firm Supervised Person is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Firm or such Supervised Person to receive MNPI;

(c)	The Firm has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s securities;

(d)	A Supervised Person trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;

(e)	An investor relationship that involves a senior officer or director of an issuer, a “Value-Added Investor,” may present the appearance of a conflict of interest or an actual conflict of interest; and

(f)	The Regulatory & Compliance Department has determined it is necessary to do so.

For the avoidance of doubt, Supervised Persons are prohibited from trading in any related securities, including but not limited to, convertibles and/or derivatives (e.g., options) on the restricted security.

The Regulatory & Compliance Department is responsible for maintaining the Restricted Trading List and securities will remain on the Restricted Trading List until such time as the Regulatory & Compliance Department deems their removal appropriate. Supervised Persons are prohibited from sharing the name of any security or securities on the Restricted Trading List with anyone who is not authorized to receive this information.

8.6.2	Sharing in Customer Accounts

Neither the Firm nor its Supervised Persons may share directly or indirectly in the profits or losses of a customer’s account. As a general policy, Supervised Persons may not participate in an account that includes customers who are not Related Persons of the Supervised Person. Supervised Persons are required to notify their respective manager and the Regulatory & Compliance Department in writing of any requests to share in the profits or losses of a customer account. The manager and Regulatory & Compliance Department will review the request and determine whether a shared account is appropriate. The Supervised Person will be provided a written approval or denial of the request. The Regulatory & Compliance Department shall retain copies of any such requests (and any action taken in response) as a part of the Firm’s books and records.

8.6.3	Prediction Markets

Supervised Persons are prohibited from:

•

Participating in prediction markets[33] or event contracts[34] relating to iCapital, its affiliates, clients, business counterparties, portfolio companies, funds, products, transactions, or other matters learned through employment or association with iCapital; and

•	Using material nonpublic information (MNPI), confidential information, or any information obtained through iCapital in connection with prediction market or event-contract activity.

For example, if a platform were to create a market asking, “Will iCapital acquire Company X?” or “Will iCapital’s Client Fund Y close a $500 million fundraising round?,” Supervised Persons would be prohibited from trading, facilitating, recommending, or otherwise participating in that market.

This prohibition applies regardless of whether the activity occurs through a regulated or unregulated platform and regardless of whether such activity involves a security or otherwise falls within the scope of traditional insider trading laws. The Firm reserves the right, consistent with applicable law and Firm policies, to require disclosure of prediction market, event-contract, digital asset, or similar accounts and request documentation regarding prediction market activity.

8.6.4	Other Trading Restrictions

Supervised Persons performing certain job functions may be subject to additional requirements or restrictions on the trading in their Covered Accounts, as may be determined from time to time by their respective managers and/or the Regulatory & Compliance Department. Affected Supervised Persons will be provided with any additional policies governing their personal transactions, as well as any necessary additional training.

[33]

For the purposes of this policy, a prediction market is any marketplace or platform that allows participants to purchase, sell, exchange, or otherwise obtain economic exposure based on the outcome of future events.

[34]

For the purposes of this policy, an event contract is a contract or instrument whose value, payoff, or economic result depends in whole or in part on whether a specified event occurs or does not occur. Event contracts may be offered through regulated exchanges, online prediction market platforms, blockchain-based applications, private pools, or other mechanisms. This policy applies regardless of the form of the instrument or platform used.

8.7.	Review and Retention of Reports

The CCO, and/or his or her designee, shall review the holdings reports, transaction reports, and the preclearance forms to determine whether any violations of the Firm’s policies or applicable securities laws have occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the Regulatory & Compliance Department shall contact the responsible Supervised Person to resolve the discrepancy. If the Firm determines that a Supervised Person has violated the Code, such Supervised Person may be subject to disciplinary action or restrictions on further trading.

The Regulatory & Compliance Department will review Personal Account trading activity for potential violations of the Firm’s policies (including the PA Trading Policy and Policy on Professional Conduct and Insider Trading), as necessary and no less than quarterly. Focus areas include, but are not limited to:

(a)	Review of submitted trade requests for compliance with preclearance requirements and other policy requirements;

(b)

Supervised Persons should be mindful of the volumes of trades they are executing in single-name securities, and should generally not be trading excessively in a manner that interferes with their work duties or is contrary to the principles of this Code; and/or

(c)

Any deviation from a Supervised Person’s normal trading activities, including but not limited to, a substantial increase in the number of trades and/or transaction sizes, a pattern of irregular trading activity, such as excessive trade cancellations/corrections, and/or a pattern of trading ahead of corporate or public announcements (whether such results in profit or loss in the account).

Compliance will review any material findings with the relevant manager and/or DSP(s), as applicable.

8.8	Escalation of Violations and Sanctions

All activity in Covered Accounts is subject to monitoring by the Regulatory & Compliance Department. The Firm reserves the right to direct a Supervised Person to void or reverse trades made in violation of this (or any other applicable) policy. Any losses accrued in connection with trading activity in violation of the PA Trading Policy (or any other applicable policies) will be borne by the account holder.

Upon discovering a violation of the procedures contained in this Code, the Regulatory & Compliance Department will notify the Supervised Person’s manager and the Firm may impose sanctions as it deems appropriate.

Repeated or egregious violations of the Firm’s PA Trading Policy may result in the Firm, in its discretion, directing a Supervised Person to close his/her Personal Account(s). Such violations, including a Supervised Person failure to close his/her account(s) upon direction, may lead to disciplinary action, to the extent permitted by local law or regulation, up to and including termination.

8.9	Written Reports Pursuant to FINRA 3110(d)

FINRA Rule 3110(d) requires BD member firms to make written reports to FINRA within ten business days of the end of each calendar quarter describing each internal investigation initiated by the BD in the previous calendar quarter pursuant to paragraph (d)(2) of FINRA Rule 3110. Generally, these reports should include, at a minimum: the BD’s identity, the commencement date of each internal investigation, the status of each open internal investigation and the resolution of any internal investigation reached during the previous calendar quarter. In addition, the reports should contain certain information with respect to each internal investigation, including, at a minimum: the identity of the Financial Instrument, trades, accounts, and Supervised Persons or Related Persons holding the Personal Account(s) or Permitted Outside Account(s) under review, as well as a copy of the Firm’s PA Trading Policy and any other applicable policies.

In addition, FINRA Rule 3110(d)(3)(B) requires the Firm to make a written report to FINRA within five business days of completion of an internal investigation pursuant to paragraph (d)(2) in which it was determined that a violation of the provisions of the Exchange Act, the rules thereunder, or FINRA rules prohibiting insider trading and manipulative and deceptive devices had occurred, a written report detailing the completion of the investigation, including the results of the investigation, any internal disciplinary action taken, and any referral of the matter to FINRA, another self-regulatory organization, the SEC, or any other federal, state, or international regulatory authority.

Prior to the Regulatory & Compliance Department making any written report to FINRA under 3110(d), the relevant DSPs must review the written report and confirm they are satisfied that the Firm’s procedures are reasonably designed to detect violations of the rules prohibiting insider trading, manipulation, or deceptive devices in connection with any proprietary and/or personal account trades that he or she is responsible for reviewing. The relevant DSPs must also confirm they have diligently carried out his or her related supervisory responsibilities and reported to the Regulatory & Compliance Department all BD and/or Supervised Person -related transactions that may have violated the rules prohibiting insider trading, manipulation or deceptive devices

8.10	Confidentiality

Regulatory & Compliance Department personnel receiving reports of a Supervised Person’s holdings and transactions under this Code will keep such reports confidential, except to the extent that the Firm is required to disclose the contents of such reports as a matter of law or to regulators.

9.	INSIDER TRADING

9.1.	Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, Section 204A of the Advisers Act requires investment advisers, and Section 15(g) of the Exchange Act requires broker-dealers, to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of MNPI by the Firm or any of its Supervised Persons or affiliates.

The term “insider trading” generally means one or more of the following activities:

(a)	Trading while in possession of MNPI, that has been obtained from an Insider (defined below) in breach of either a duty of trust or confidence;

(b)

Trading while in possession of MNPI received from a Temporary Insider (defined below), where the information (i) was disclosed in violation of the Temporary Insider’s duty to keep the information confidential, or (ii) was misappropriated by the Temporary Insider; or

(c)	Recommending the purchase or sale of securities while in possession of MNPI.

9.2.	Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others who trade may expose a Supervised Person to stringent penalties including fines and jail terms. The SEC can also recover profits gained or losses avoided through insider trading, impose a penalty of up to three times the illicit profits, and issue an order permanently barring the Supervised Person from the securities business. A Supervised Person can also be sued by investors seeking to recover damages for insider trading. In addition, any violation of the Code’s Insider Trading Policy can be expected to result in serious sanctions by the Firm, including termination of employment.

9.3.	Definitions

9.3.1.	Material Information

Information is material if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. This may include earnings information, merger and acquisition information, significant changes in assets, and significant new products or discoveries.

9.3.2.	Nonpublic Information

Information is considered nonpublic if it has not been broadly disseminated to investors in the marketplace. Direct evidence of dissemination is the best indication that information is “public,” for example, if the information has been made available to the public through publications of general circulation (e.g., The Wall Street Journal) or in a public disclosure document filed with the SEC (e.g., a Form 8K).

Before it can be considered public, a sufficient period of time must elapse for the information to permeate the public channels. There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

9.3.3.	Insider and Temporary Insider

The term “Insider” is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, MNPI. This may include an officer, director or Supervised Person of a company, as well as any controlling shareholder. In addition, a person can be a “Temporary Insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to such information. Temporary insiders include, among others, the Firm’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations.

9.3.4.	Tipper / Tippee Liability

A Supervised Person who does not trade securities but learns of MNPI from a corporate insider (or someone who has breached a duty of trust or confidence to the source of the information), and then shares the information with someone else (the “Tipper”) who trades in securities, can be liable for the trading done by the person to whom the Supervised Person passed the information (the “Tippee”). Thus, the Tipper is subject to liability for insider trading if the Tippee trades, even if the Tipper does not. Therefore it is important never to pass on MNPI to anyone who may trade while aware of that information or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows, or should have known, that the Tipper breached aduty of trust or confidence.

9.4.	Breach of Duty

Insider trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an insider, the prohibition against insider trading can apply to a person even if that person has no employment with, or connection to, the issuer of the securities that are traded.

9.5.	Firm’s Insider Trading Policy

The Firm’s “Insider Trading Policy” applies to every Supervised Person and extends to activities outside the scope of his or her duties at the Firm. The Firm forbids any Supervised Person from engaging in any activities that would be considered illegal insider trading. Any questions regarding this Insider Trading Policy should be referred to the Regulatory & Compliance Department.

9.6.	Insider Trading Policy Restrictions

The following Insider Trading Policy restrictions are established for every Supervised Person that has MNPI. Such a Supervised Person may not:

(a)

Buy or sell any security (or related security35) for his or her own or any related account or any account in which a Supervised Person may have any direct or indirect interest or any account of any Firm Client, or otherwise act improperly upon any MNPI in the Supervised Person’s possession obtained from any source; or

(b)	Recommend the purchase or sale of any security to any person based upon MNPI.

9.7.	Procedures Designed to Detect and Prevent Insider Trading

Before trading on his or her own behalf or for others, each Supervised Person should ask himself or herself the following questions regarding information in his or her possession:

(a)

Is the information material? Is the information nonpublic? If, after consideration of the above, a Supervised Person believes that the information is material and nonpublic, or if a Supervised Person has questions as to whether the information is material and nonpublic, he or she should take the following steps:

(i)	Report the information and proposed trade immediately to the Regulatory & Compliance Department;

(ii)	Do not purchase or sell the securities either on behalf of himself or herself or on behalf of others; and

[35]	Related securities may include, but are not limited so, convertibles and/or derivatives (e.g., options) on the subject security or securities.

(iii)	Do not communicate the information inside or outside of the Firm, other than to the Regulatory & Compliance Department.

(b)

After the Regulatory & Compliance Department has reviewed the issue, the Supervised Person will be instructed either to continue the prohibitions against trading and communication because the Regulatory & Compliance Department has determined that the information is MNPI, or he or she will be allowed to trade the security and communicate the information.

Additionally, Supervised Persons are required to disclose the existence and location of all personal trading accounts and to arrange for copies of all brokerage statements to be sent from the outside financial institution to the Firm’s Regulatory & Compliance Department. Such statements will be reviewed by the Regulatory & Compliance Department.

9.8.	Compliance Responsibilities

The Regulatory & Compliance Department will review the Firm’s Insider Trading Policy during the annual compliance training meeting to ensure that all Supervised Persons are properly trained and aware of the prohibitions on trading on MNPI. Upon learning of a potential violation of the Insider Trading Policy, the Regulatory & Compliance Department will promptly prepare a confidential written report to be discussed with the Firm’s senior management. The report will describe who violated the policy, how it is believed to have been violated, and provide recommendations for further action. If appropriate, the Regulatory & Compliance Department will submit a report to FINRA in accordance with FINRA Rule 3110(d).

10.	ANNUAL REVIEW BY BOARD OF REGISTERED FUND CLIENTS

For the Firm RIAs, with respect to any iCapital client that is a fund registered under the 1940 Act, no less frequently than annually, the CCO and other senior management shall furnish a written report to the Board of Directors or Trustees (the “Board”) of the client, which shall:

(a)

describe any issues arising under the Code of Ethics or “material compliance matter,” as such term is defined at Rule 38a-1(e)(2) under the 1940 Act, not previously reported to the Trustees, including any information regarding sanctions and remedial actions taken in response thereto;

(b)	list all waivers given by quantity and type and describe any waivers that might be considered material or important by the Board;

(c)	list all approvals of investments in IPOs, and Privately Offered Securities that were granted;

(d)

certify that the CCO has reviewed the Code and the compliance and supervisory policies and procedures of the investment adviser and has found that they are reasonably designed to prevent violations of the federal securities laws and of the Code itself.

11.	RECORDKEEPING REQUIREMENTS

The Firm, at its principal place of business, will maintain records electronically in the manner and to the extent set out below:

(a)	A copy of each code of ethics for the Firm that is in effect, or at any time within the past five years was in effect, will be maintained in an easily accessible place;

(b)

A record of any violation of the Code, and of any action taken as a result of the violation, will be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs, the first two years in an electronic format readily accessible to iCapital;

(c)

A copy of each report made by a Supervised Person as required by this Code, including any information permitted to be provided in lieu of the reports, will be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an electronic format readily accessible to iCapital;

(d)

A record of all persons, currently or within the past five years, who are or were required to make reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place;

(e)

A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities in an initial public offering or in a Privately Offered Security, will be maintained for at least five years after the end of the fiscal year in which the approval is granted; and

(f)	A copy of each report provided by the CCO to a Board will be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

REVISION HISTORY

•

September 16, 2026: Updated to reflect increase in Firm client entertainment limits; added section on prediction markets; clarified prohibition on entertainment to ERISA fiduciaries; added accounts pursuant to Section 530A of the Internal Revenue Code (“Trump Accounts”) as a Non-Reportable Security Account; added preclearance requirements for certain Supervised Persons that serve as principals of Alaia Capital LLC prior to directly or indirectly acquiring beneficial ownership in m+ ETFs

•	March 30, 2026: Updated to reflect increase in annual gift limit

•	February 20, 2026: Clarified the Restricted Trading List also applies to related securities

•	January 13, 2026: Updated to require self-directed Covered Accounts to be held at a Designated Broker; clarified political contributions policy

•	September 2025: Updated to clarify all business gifts require preclearance; specified private investment approval window is 30 days

•	June 2025: Updated to note gifts should be valued exclusive of tax/delivery charges; added reference to Travel & Expense Policy; clarified exclusion of de minimis entertainment

•	March 2025: Updated to include an annual review of gifts and entertainment

•	January 2025: Updated to incorporate iCapital Fund Advisors LLC and iDirect Private Credit Advisors LLC

•	January 2024: Updated to reflect broker-dealer merger and refer to iCapital Markets LLC

•	March 2023: Updated to identify broker-dealer entities (iCapital Securities, LLC, Axio Financial LLC, and SIMON Markets LLC)